Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The Global Consulting Group
(805) 987-8741	Investor Relations

(925) 946-9392

FOR IMMEDIATE RELEASE

July 31, 2003

POWER-ONE ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2003

•                  Q2’03 net sales of $69.3 million, up 23% vs. $56.2 million in Q2’02

•                  Q2’03 net loss of $0.01 per share vs. Q2’02 net loss of $0.13 per share

•                  New silicon-based products introduced and first maXyz™ major design win announced

Camarillo, CA, July 31, 2003 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the second fiscal quarter ended June 30, 2003 increased 23.4%, or $13.1 million, to $69.3 million compared to $56.2 million for the second quarter of 2002.  Revenues for the quarter represent a 23.1% sequential improvement compared with net sales of $56.3 million for the first quarter of 2003.

Net loss for the second fiscal quarter ended June 30, 2003 was $1.1 million, or $0.01 per share compared with a net loss of $10.3 million, or $0.13 per share, for the same quarter in 2002.  Net loss for the first quarter of 2003 was $3.1 million, or $0.04 per share.

Net new orders in the second quarter of 2003 were $66.4 million, an increase of $5.7 million or 9.5%, compared with $60.7 million of net new orders recorded during the first quarter of 2003.  The book-to-bill ratio was 0.96 for the second quarter of 2003 compared with 1.08 in the first quarter of 2003, reflecting an increase in billings near the end of the second quarter.  The Company’s 180-day backlog at the end of the second quarter was $42.6 million compared with $39.9 million at the end of the first quarter of 2003;  90-day backlog was $31.9 million compared with $36.1 million at the end of the first quarter.  Overall turns business was approximately 48% during the second quarter compared with approximately 50% in the first quarter of 2003.

“We are certainly pleased with our second quarter sales, which exceeded forecasts due to increased demand, growth from new products and pull-in requests from our customers,” said Steve Goldman, chief executive officer of Power One. “Although we continue to maintain a cautious outlook on our industry, we are encouraged by trends that indicate some industry turnaround by early 2004.  Regardless of industry conditions, however, we expect to gain market share with our new technologically innovative products.”

Mr. Goldman continued, “During the quarter, our new maXyz™ product family, which focuses on the IBA (Intermediate Bus Architecture), is continuing to receive positive feedback and in fact, we are pleased to announce its first design win with a major company.   I’m also pleased to announce our second “X” Series silicon product, the X3117, a 12V input, 17 Amp, Point of Load (POL) dc/dc converter, which has even higher power than our first X Series product.  Additionally, we are introducing the first “Y” Series POL in the maXyz™ product line up, the Y5117 — what we believe is the world’s first Vertical Surface Mount POL converter.  Because of its unique vertical mounting and the same basic silicon architecture that the X3015 uses, it has exceptional effective power density on the PCB  — more than 43A/sq inch (6.64A/sq. cm).  Both of these products will be available for prototypes in September, with full production early in the fourth quarter.  We anticipate a steady stream of new silicon-based and IBA products that will address a number of markets with innovative technology.  Additionally, we have announced a compact DC energy power system, our Xscend™ Series, with industry-leading power density (almost 7,000 Watts in a rack) for our telecom customers.”  Mr. Goldman concluded, “We continue to invest in our strategic goals while tracking to profitability, and are growing increasingly optimistic about the long-term prospects for significant growth and market share gain.”

Future Outlook

For the third quarter of 2003, the Company anticipates net sales to be in the range of $65 million plus or minus 5%, which reflects normal seasonality and variability in the timing of VMI customer inventory pulls.  The Company also expects continued investment costs as di/dt and Silicon Power Systems both step up the introduction rate of new products.  As a result, the Company anticipates a net loss per share in the range of $0.04-$0.06.  The Company also expects that gross margins will be in the range of 36%-37% and that new product development initiatives related to the Silicon Power Systems division may cause R&D expenditures to increase.   The Company expects turns business to be in excess of 50% during the third quarter of 2003.

The preceding statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

Earnings Conference Call

     Power-One will be holding a conference call with investors and analysts on Thursday, July 31, 2003 at 8:00 a.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the third quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has approximately 2,200 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “continue,” “anticipate,” “indicate,” “should,” “believe,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including a continuation of the general economic slowdown, continued price pressure, ongoing pervasive weakness throughout the communications industry and increased R&D expenditures above previous levels.  See “Risk Factors” in the Company’s 2002 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data) (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002
NET SALES	$69,335	$56,187	$125,656	$104,586
COST OF GOODS SOLD	43,878	40,520	78,820	76,313
GROSS PROFIT	25,457	15,667	46,836	28,273

EXPENSES:
Selling, general and administrative	16,001	15,327	30,995	29,226
Engineering and quality assurance	10,251	9,304	19,339	17,604
Amortization of intangible assets	920	1,586	1,697	3,099
Restructuring costs	—	—	—	182
Total expenses	27,172	26,217	52,031	50,111

LOSS FROM OPERATIONS	(1,715)	(10,550)	(5,195)	(21,838)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	465	629	1,007	1,224
Interest expense	(312)	(328)	(550)	(640)
Other income (expense), net	1,086	414	2,135	202
Total interest and other income (expense)	1,239	715	2,592	786

LOSS BEFORE INCOME TAXES	(476)	(9,835)	(2,603)	(21,052)

PROVISION (BENEFIT) FOR INCOME TAXES	652	476	1,647	(3,494)

NET LOSS	$(1,128)	$(10,311)	$(4,250)	$(17,558)

BASIC LOSS PER SHARE	$(0.01)	$(0.13)	$(0.05)	$(0.22)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	82,523	80,124	82,072	79,765

EBITDA (2)	$3,578	$(4,337)	$5,013	$(10,353)

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Below is a reconciliation from net loss in accordance with GAAP to EBITDA:

Net loss	(1,128)	(10,311)	(4,250)	(17,558)
Interest income, net	(153)	(301)	(457)	(584)
Provision (benefit) for income taxes	652	476	1,647	(3,494)
Depreciation	3,287	4,213	6,376	8,184
Amortization	920	1,586	1,697	3,099
EBITDA	3,578	(4,337)	5,013	(10,353)

The Company believes that EBITDA is a measure indicative of its ability to generate cash.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,	December 31,
	2003	2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$101,162	$107,109
Accounts receivable:
Trade (net of allowance)	51,875	49,395
Other	7,627	7,379
Notes receivable	3,524	3,000
Inventories	47,503	48,751
Refundable income taxes	103	122
Prepaid expenses and other assets	5,147	6,526

Total current assets	216,941	222,282

PROPERTY & EQUIPMENT, net	60,232	59,436
PROPERTY & EQUIPMENT HELD FOR SALE	4,610	7,573
INTANGIBLE ASSETS, net	57,637	50,938
NOTES RECEIVABLE	670	4,485
OTHER ASSETS	11,273	16,149

TOTAL ASSETS	$351,363	$360,863

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facility	$1,480	$717
Current portion of long-term debt	552	572
Current portion of long-term capital leases	23	15
Bank overdraft	—	11
Accounts payable	31,554	27,004
Restructuring reserve	4,753	8,252
Deferred income taxes	1,698	1,773
Other accrued expenses	20,818	33,615

Total current liabilities	60,878	71,959

LONG-TERM DEBT, less current portion	8,328	8,908
DEFERRED INCOME TAXES	65	61
OTHER LIABILITIES	453	797

STOCKHOLDERS’ EQUITY:
Common stock	83	80
Additional paid-in capital	593,027	586,038
Deferred stock compensation	(879)	—
Accumulated other comprehensive income	19,052	18,414
Accumulated deficit	(329,644)	(325,394)

Total stockholders’ equity	281,639	279,138

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$351,363	$360,863

POWER-ONE, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002
Orders	$66,440	$58,125	$127,109	$105,837

Sales	$69,335	$56,187	$125,656	$104,586

Operating Loss	$(1,715)	$(10,550)	$(5,195)	$(21,838)

Net Loss	$(1,128)	$(10,311)	$(4,250)	$(17,558)

Basic Loss Per Share (1)	$(0.01)	$(0.13)	$(0.05)	$(0.22)

EBITDA (2)	$3,578	$(4,337)	$5,013	$(10,353)

Weighted Average Shares Outstanding (1)	82,523	80,124	82,072	79,765

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Below is a reconciliation from net loss in accordance with GAAP to EBITDA:

Net loss	(1,128)	(10,311)	(4,250)	(17,558)
Interest income, net	(153)	(301)	(457)	(584)
Provision (benefit) for income taxes	652	476	1,647	(3,494)
Depreciation	3,287	4,213	6,376	8,184
Amortization	920	1,586	1,697	3,099
EBITDA	3,578	(4,337)	5,013	(10,353)

The Company believes that EBITDA is a measure indicative of its ability to generate cash.